Exhibit T3B.7(a)

AMENDED AND RESTATED

BY-LAWS

of

CORE SCIENTIFIC OPERATING COMPANY

(a Delaware corporation)

As originally adopted December 13, 2017,

Amended and Restated January 19, 2022